Exhibit 10.10

AMENDED AND RESTATED

NANO-REFORMULATED COMPOUND LICENSE AND OPTION AGREEMENT

This is a Nano-Reformulated Compound License and Option Agreement, dated June 19, 2007 (the “Effective Date”), and amended and restated as of May 6, 2008 and further amended on October 22, 2008 and December 12, 2012 and amended and restated on December 28, 2012, by and among iCeutica Inc. (“iCeutica Inc.”), a Delaware corporation having an address of One Kew Place, 150 Rouse Boulevard, Philadelphia, PA, 19112, its wholly-owned subsidiary iCeutica Pty Ltd (“iCeutica”) (ACN 113 244 152), an Australian corporation having an address of Unit 4, 97 Hector Street, Osborne Park, Western Australia 6016, and Iroko Pharmaceuticals, LLC (“Iroko”), a Delaware limited liability company having an address of One Kew Place, 150 Rouse Boulevard, Philadelphia, PA, 19112.

Background. iCeutica has proprietary technology, intellectual property and expertise in the nano-reformulation of pharmaceutical compounds. Iroko is a developer and marketer of novel reformulated and repositioned pharmaceutical products. Iroko has rights to the Indocin®/Indocid® products and trademarks and related Intellectual Property and markets these products on a worldwide basis. Iroko is interested in applying iCeutica’s SoluMatrix™ manufacturing technology and leveraging iCeutica’s expertise to create a nano-reformulation of Indocin®/Indocid® and other NSAID (as defined herein) products and obtaining licenses of IP (as defined herein) rights in the reformulated products. No assignment of the iCeutica IP or iCeutica Technology is contemplated by this Agreement.

Therefore, in consideration of the promises set forth in this Agreement, the Parties agree as follows:

(1)	Definitions. As used in this Agreement:

(a)	“Affiliate” means an entity that is controlled by Iroko Pharmaceuticals Inc., a company incorporated under the laws of the British Virgin Islands or iCeutica Inc., as applicable. For this purpose, “control’’ means (i) the power to direct or cause the direction of the management and affairs of the entity, whether by direct or indirect ownership of voting stock, positions on the board of directors, contract, or otherwise; or (ii) ownership of more than fifty percent (50%) of the equity or other ownership interest of the entity.

(b)	“API” means active pharmaceutical ingredient, i.e. the pharmacoactive ingredient in a pharmaceutical product either in a salt-free or salt form, as appropriate for the pharmacoactive ingredient.

(c)	“Combination Product” means a commercial product with two (2) or more therapeutically active ingredients, one of which is a Licensed Product and the other(s) of which are not Licensed Products.

(d)	“Commercial Ready Grant IP” means Patent Rights or Confidential Information developed as part of Australian Commercial Ready Grant Number COM03690.

(e)	“Confidential Information” means all business, financial and technical information, data, documents and other materials, whether in electronic or physical form or orally disclosed, provided by one Party (“Discloser”) to the other (“Receiver”), but excluding any information that Receiver can demonstrate:

(1)	was public knowledge at the time of disclosure to Receiver;

(2)	became public knowledge without fault by Receiver;

(3)	was rightfully in the possession of Receiver prior its disclosure by Discloser; or

(4)	was disclosed to Receiver from a source not known to Receiver to be under a duty of confidentiality to Discloser.

(f)	“Dollars” or “$” means U.S. dollars.

(g)	“FDA” means the United States Food and Drug Administration.

(h)	“Force Majeure” means an act, event or condition beyond the reasonable control of a Party.

(i)	“iCeutica IP” means Patent Rights and iCeutica Technology.

(j)	“iCeutica Technology” means technology owned or controlled by iCeutica and licensable to third parties relating to (i) methods and apparatus for producing APIs having an average particle size of 1,000 nanometers or less, including nano-milling methods and apparatus and (ii) pharmacoactive compositions of matter having an particle size of 1,000 nanometers or less and methods for their use.

(k)	“Indocin®/Indocid®” means the nonsteroidal anti-inflammatory indomethacin sold under the brand names Indocin® and Indocid®.

(l)	“Initial Selected Compounds” means diclofenac and naproxen.

(m)	“Intellectual Property” or “IP” means patents, patent applications and confidential information.

(n)	“Invention” means any invention or discovery conceived, whether or not reduced to practice, as those terms are defined under the patent laws of the United States.

(o)	“Licensed Products” means the Selected Compounds, an aspect of the manufacture, use, offering for sale, sale or importation of which is covered by a pending or issued claim of Patent Rights, and as to any issued claim, the claim has not been held invalid or unenforceable by a court or administrative agency in an unappealed or unappealable decision, disclaimed or admitted to be invalid.

(p)	“Meloxicam License” means the Nano-Reformulated Compound License Agreement, dated as December 28, 2012, by and among iCeutica Inc., iCeutica and Iroko Pharmaceuticals Inc., a company incorporated under the laws of the British Virgin Islands, as the same may be amended from time to time.

(q)	‘‘Net Sales” means revenues of Iroko and Iroko Affiliates from the sale or other disposition of (i) Licensed Products or (ii) subject to paragraph (5)(h), Combination Products, as the case may be, to a non-Affiliate less:

(i)	payments made or credits allowed for promotional purposes;

(ii)	customary allowances, rebates and trade, quantity, or cash discounts, including discounts, rebates or other payments required under Medicaid, Medicare or other governmental medical assistance programs, to the extent allowed and taken;

(iii)	amounts repaid or credited for rejections or returns; and

(iv)	to the extent separately stated on invoices, taxes and other governmental charges levied on the production, sale, transportation, delivery, or use of a product sold by Iroko containing a Licensed Compound, paid by or on behalf of Iroko or an Affiliate.

(r)	“NSAIDs” means non-steroidal anti-inflammatory drugs, including but not limited to COX-2 inhibitors.

(s)	“Option Grant” means the rights granted in paragraph (3)(a).

(t)	“Option Period” means the period commencing on the Effective Date and terminating upon termination of this Agreement.

(u)	“Party” or “Parties” means iCeutica Inc., iCeutica and/or Iroko, as applicable.

(v)	“Patent Rights” means: (i) the provisional and utility patent applications listed on Exhibit A, which will be updated periodically upon request by Iroko, to add all additional patents and patent applications included in this definition; (ii) provisional and utility patent applications relating to iCeutica Technology and owned or licensable by iCeutica on or within twenty (20) years after the Effective Date; (iii) any patents or patent applications relating to the Licensed Products; and (iv) reissues, reexaminations, renewals, extensions, divisions, continuations, continuations-in-part and foreign counterparts of and patents which issue on any of the foregoing.

(w)	“Product Launch” means the first commercial introduction of a Licensed Product.

(x)	“Selected Compounds” means (i) indomethacin, (ii) the Initial Selected Compounds, (iii) other NSAIDs as to which Iroko exercises the Option and (iv)

homologs, analogs and first order derivatives of, composition of matter modifications of or improvements to (i), (ii) or (iii).

(y)	“Spree License” means the license agreement among Spree Pharma A/S, iCeutica Inc. and iCeutica, dated May 8, 2007.

(z)	“Sublicense” means any sublicense or other agreement of Iroko with a non-Affiliate permitting the commercial exploitation of any (i) iCeutica IP or (ii) applicable Third Party IP which is licensed to Iroko and sublicensed by Iroko for the manufacture, use or sale of Licensed Products.

(aa)	“Sublicense Revenues” means minimum royalties and all other royalty revenues of Iroko from Sublicenses.

(bb)

“Third Party IP” means IP related to nano-reformulation processes or compositions, assigned or licensed to iCeutica by a third party during the term of this Agreement and licensable by iCeutica, and including improvements thereof made by iCeutica. There may be multipleTM Third Party IP opportunities and each shall be treated separately. The SoluMatrix technology is not Third Party IP.

(cc)	“Third Party Payments” means royalties and other sums payable to a third party with respect to a Licensed Product for the use of the applicable Third Party IP.

(dd)	“Sublicense Net Sales” means revenues of a Sublicensee from the sale or other disposition of (i) Licensed Products or (ii) subject to paragraph 5(e), Combination Products, as the case may be, to an unaffiliated entity, less:

(1)	payments made or credits allowed for promotional purposes;

(2)	customary allowances, rebates and trade, quantity, or cash discounts, including discounts, rebates or other payments required under Medicaid, Medicare or other governmental medical assistance programs, to the extent allowed and taken;

(3)	amounts repaid or credited for rejections or returns; and

(4)	to the extent separately stated on invoices, taxes and other governmental charges levied on the production, sale, transportation, delivery, or use of Licensed Products, paid by or on behalf of a Sublicensee.

(2)	License Grant.

(a)	Grant to Iroko. iCeutica grants to Iroko a sole and exclusive (even as to iCeutica and iCeutica Inc.), world-wide, royalty-bearing right and license under the iCeutica IP to develop, make, have made, use, sell, offer to sell and import Licensed Products. iCeutica retains all other rights to the iCeutica IP and has no obligations thereto to Iroko except as set forth in this Agreement.

(b)	Grant to Third Party IP. Effective upon written request by Iroko, iCeutica grants to Iroko an exclusive (if possible; otherwise, non-exclusive), world-wide, royalty-bearing right and license under the applicable Third Party IP to develop, make, have made, use, sell, offer to sell and import Licensed Products only.

(c)	Sublicenses. Iroko may grant Sublicenses, consistent with the applicable terms and conditions of this Agreement. Each Sublicense shall incorporate the substance of paragraphs (4)(a)(i), (6), (7)(a), (10), (11) and (12), mutatis mutandis.

(d)	No Assignment of Commercial Ready Grant IP. For the avoidance of doubt, the Parties acknowledge that nothing in this Agreement constitutes an assignment of the Commercial Ready Grant IP.

(3)	Options.

(a)	Option Grant. iCeutica grants to Iroko the sole and exclusive right and option to obtain exclusive, world-wide, royalty-bearing license grants pursuant to paragraphs (2)(a) and (2)(c) to each and every NSAID compound developed into a nano-reformulation by iCeutica, except for:

(i)	the Initial Selected Compounds;

(ii)	compounds whose primary commercial use in the United States is not as an NSAID; and

(iii)	NSAIDs for which the Option Grant has been forfeited in accordance with paragraph (3)(c).

(b)	Exercise of Option Grant. The Option Grant may be exercised as to each NSAID permitted by paragraph (3)(a) at any time and from time-to-time during the Option Period, by delivery to iCeutica of (i) notice of exercise of option, identifying the applicable NSAID(s) and (ii) the sum of Five Hundred Thousand Dollars ($500,000) payable thirty (30) days after the date of the notice of the exercise of the option for each NSAID identified in that notice.

(c)	Option Grants may be Forfeited. During the Option Period, iCeutica may provide notice to Iroko that it must either exercise or forfeit the Option with respect to any NSAID, using the following procedure:

(i)

within thirty (30) days of iCeutica completing nano-reformulation and dissolution testing studies, the interpretation of which would (I) reasonably be expected to provide beneficial pharmacokinetic behavior when appropriately formulated into a final dosage form in respect of a relevant NSAID; and (II) reasonably be capable of achieving with further development, the Reformulation Objectives specified in Exhibit B, iCeutica shall provide Iroko with (A) notice identifying the NSAID, (B)

copies of all available and relevant testing reports and (C) a one hundred (100) gram sample of the nano-reformulated NSAID;

(ii)	Iroko shall have ninety (90) days after receipt of the notice and the materials identified in subparagraph (i) to exercise the Option as to that NSAID; and

(iii)	if Iroko does not exercise the Option as to the NSAID identified in the notice, Iroko will be deemed to have forfeited the Option as to that NSAID, in which event iCeutica may license the iCeutica IP as to that NSAID to any third person(s) or exercise the IP rights in respect of that NSAID itself.

(3A)	[Intentionally Deleted].

(4)	Cooperation, Development and Sublicensing Activity.

(a)	Diligence.

(i)	Iroko will use commercially reasonable diligence to develop, commercialize, market and sell Licensed Products, itself and/or through Affiliates or Sublicensees, subject to Force Majeure. If Iroko does not exercise commercially reasonable diligence as to any NSAID, Iroko and iCeutica will, if requested by iCeutica, negotiate reasonable terms (considering Iroko’s investment in the compound following the grant of the license to that Licensed Product by iCeutica, and the Licensed Product’s stage of development), to return all rights to that NSAID to iCeutica.

(ii)	iCeutica will use commercially reasonable diligence to develop nano-reformulations of Selected Compounds in accordance with this Agreement, itself and/or through one or more Affiliates, subject to Force Majeure.

(b)	Cooperation.

(i)	iCeutica will make available to Iroko from time-to-time or as requested, all information and materials in its possession, including Confidential Information (but excluding confidential information of third persons that iCeutica is not permitted to disclose), that is necessary or desirable to enable Iroko to develop, test and commercially introduce Licensed Products.

(ii)	Each Party shall designate a coordinator through whom all communications and cooperation for the purposes of this Agreement shall be channeled.

(iii)	iCeutica will notify Iroko from time-to-time in a timely manner of any applicable Third Party IP, related test results and associated Third Party Payments, which Iroko may elect to use, but is not obligated to use. If Iroko elects to use Third Party IP, iCeutica and Iroko will negotiate with each other in good faith the share of Third Party Payments (such as up front, milestone and minimum payments, but any royalties based on units sold or revenues of Iroko or its Sublicensees will be paid in full by Iroko or its Sublicensees) for which Iroko will be responsible and all other terms of an agreement allowing Iroko to use the Third Party IP, to the extent permitted by agreement governing the rights of iCeutica to the Third Party IP.

(iv)	iCeutica will provide Iroko with research and development services on reasonable schedules, as agreed, for the charges set forth in paragraphs (5)(i) and (5)(j) and subject to the credits set forth in paragraph (5)(a) and (5)(b).

(c)	Development/Testing for Selected Compounds. Subject to paragraph (4)(d), promptly after the Effective Date, iCeutica will initiate and/or continue, as applicable, nano-reformulation of applicable Selected Compounds, which shall include:

(i)	optimization of the chemistry using the iCeutica Technology;

(ii)	undertaking (as appropriate) FTIR, DLS, DSC, BET, SEM and TEM imaging and other appropriate testing to ensure similarities of chemistry (at a nano scale) compared to the API;

(iii)	dissolution testing in simulated gastric and intestinal fluids;

(iv)	a basic animal toxicity test in respect of the relevant Selected Compound; and v) scale-up of the iCeutica Technology in accordance with paragraph (4)(e).

(d)	Development and Testing for Indocin®/Indocid® and Initial Selected Compounds. The reformulation efforts as to Indocin®/Indocid® and the Initial Selected Compounds shall be performed in accordance with the milestones specified in Exhibit B, or as agreed by the Parties, and the goal shall be to meet the milestones within six (6) months from the Effective Date or notice of exercise of Option (as applicable). Should Iroko make a material change(s) in the milestones described in Exhibit B, iCeutica will advise Iroko of the additional cost, if any, associated with the change(s) and proceed only upon prior approval of Iroko. The milestones as to other Selected Compounds shall be agreed to by the Parties.

(e)	Scale-up of iCeutica Technology; Commercial Production of Licensed Products.

(i)	Following notification of the Initial Selected Compounds, iCeutica will commence scale-up of the iCeutica Technology, in cooperation with a third party manufacturer (“TPM”) engaged by Iroko and reasonably acceptable to iCeutica such that, at the completion of scale-up, iCeutica is able to utilize the iCeutica Technology to produce sufficient reformulated compound, with properties consistent with the nano-reformulation at a pilot scale to undertake the formulation, animal (if required) and stability testing activities. Delivery to Iroko of the reformulated Indocin®/Indocid®; or Initial Selected Compound in a form suitable for animal or stability testing, will complete the iCeutica scale-up obligation as to the applicable compound.

(ii)	iCeutica will cooperate to transfer the iCeutica Technology in respect of Indocin®/Indocid® and each Initial Selected Compound to each applicable TPM, subject to a suitable Confidentiality Agreement between iCeutica and the TPM. The respective payments under paragraph (5)(c) will compensate iCeutica for its cooperation with the applicable TPM as to each Selected Product, except that iCeutica’s applicable out-of-pocket costs (including any consultants engaged by iCeutica at Iroko’s request), shall be separately reimbursed by Iroko.

(iii)	iCeutica and Iroko shall work with the TPM or TPMs selected by Iroko to cause the iCeutica Technology to be scaled-up in accordance with GMP standards to a production level sufficient to supply Iroko’s reasonable requirements of various Licensed Products suitable for clinical testing and thereafter for commercial sale.

(iv)	Iroko will use commercially reasonable diligence (including making relevant Iroko staff and contractors available at Iroko expense when reasonably requested by iCeutica) to assist with the scale-up and commercial production using the iCeutica Technology referred to in subparagraphs (4)(e)(i) to (iii).

(v)	iCeutica will work with Iroko to complete the CMC section of the IND.

(f)	Records of Services and Expenses. iCeutica shall maintain reasonable records of time devoted to development and testing of Selected Compounds and related out-of-pocket expenses. The applicable records shall be supplied to Iroko upon request, or with each invoice to Iroko for services or expenses.

(g)	Commercialization Plans. Within thirty (30) days after the end of each calendar year, Iroko will provide iCeutica with a detailed, written annual research, development and commercialization plan for each Licensed Product. The commercialization plan will include any plans for any Sublicenses.

(h)	Supply of API for Selected Compounds. Iroko will purchase at its own cost and risk and supply to iCeutica the API for each Selected Compound. iCeutica may only use such API for the purposes of undertaking nano-reformulation in accordance with this Agreement, unless agreed otherwise by Iroko.

(5)	Payments.

(a)	Initial Payments. In consideration of the rights granted in paragraphs (2) and (3), Iroko shall pay iCeutica Inc., the sums of (a) One Million Dollars ($1,000,000) on the Effective Date and (b) One Million Four Hundred Thousand Dollars ($1,400,000) upon notification by Iroko to iCeutica of the Initial Selected Compounds. Payments shall be made, at iCeutica Inc.’s direction, to iCeutica Inc. or iCeutica. The initial payments shall be non-refundable and shall be credited against fees and expenses incurred by iCeutica with respect to authorized research, development and testing services as follows:

(i)	Five Hundred Thousand Dollars ($500,000) as to Indocin®/Indocid®;

(ii)	Seven Hundred Thousand Dollars ($700,000) as to one of the Initial Selected Compounds; and

(iii)	Seven Hundred Thousand Dollars ($700,000) as to the other of the Initial Selected Compounds.

(b)	Payments upon Exercise of the Option Grants. As to each Selected Compound for which an Option Grant is exercised, other than the Initial Selected Compounds, Iroko shall pay iCeutica Inc., the sum of Five Hundred Thousand Dollars ($500,000), which shall be credited against fees and expenses incurred by iCeutica with respect to authorized research, development and testing services for that Selected Compound only.

(c)	Milestone Payments. Iroko shall pay to iCeutica Inc., milestone payments of:

(i)	Three Hundred Thousand Dollars ($300,000) upon the successful scale-up referred to in subparagraph (4)(e)(i) with respect to one (1) Initial Selected Compound;

(ii)	Three Hundred Thousand Dollars ($300,000) upon the successful scale-up referred to in subparagraph (4)(e)(i) with respect to the other Initial Selected Compound; and

(iii)	Five Hundred Thousand Dollars ($500,000) for each NSAID for which (A) iCeutica has completed successful scale-up in accordance with subparagraph (4)(e)(i); and (B) the Option is exercised,

provided that:

(A)	no milestone payment is due before 1 July 2008; and

(B)	if Iroko determines not undertake the scale-up referred to in subparagraph (4)(e)(i), then the milestone payments specified in subparagraphs (5)(c)(i) and (ii) shall be payable to iCeutica on 1 July 2008.

(d)	Royalties. In consideration of the license grants of paragraphs (2)(a) and (2)(c), Iroko shall pay to iCeutica Inc., at Iroko’s election, made in writing on a Licensed Product-by-Licensed Product basis, before each applicable Product Launch, either:

(i)	Ten percent (10%) of Net Sales; or

(ii)	Five Million Dollars ($5,000,000), payable before Product Launch, and five percent (5%) of Net Sales.

(e)	Combination Products. Net Sales for each Combination Product shall be determined as follows:

(i)	If all active ingredients have separate, established market prices, Net Sales of the Combination Product shall be multiplied by a fraction, the numerator of which is the established market price for the Licensed Product(s) in the Combination Product and the denominator of which is the sum of the established market prices for the Licensed Product(s) and the other active ingredients; or

(ii)	When market prices for the other active ingredients are not established, Net Sales of the Combination Product shall be multiplied by a fraction, the numerator of which is the established market price for the Licensed Product alone and the denominator of which is the established market price for the Combination Product.

(f)	Royalty Stacking. If Iroko, its Affiliates or Sublicensees enter licenses or sublicenses for one or more technologies from third parties or from iCeutica in order to develop and market Licensed Products, the royalty payments due to iCeutica under paragraph (5)(d) shall be reduced by an amount equal to fifty percent (50%) of the payments due to third parties; provided that in no event shall the royalty payments due to iCeutica be reduced below fifty percent (50%) of the royalties otherwise due under paragraph (5)(d). The foregoing calculations and deductions shall be made on a Licensed Product-by-Licensed Product basis.

(g)

Sublicense Revenues and Sublicensee Net Sales. As to each payment received from a Sublicensee, Iroko shall pay iCeutica Inc. the lesser of (i) one-half ( 1/2) of Sublicense Revenues or (ii) (A) ten percent (10%) or (B) five percent (5%) of Sublicensee Net Sales, depending on whether option 5(d)(i) or (ii) was elected by Iroko for the applicable Licensed Product.

(h)	Payment of Third Party Payments. Iroko shall pay iCeutica Inc. or iCeutica, as directed for any applicable Third Party Payments on a Dollar-for-Dollar basis,

taking into account any withholding, GST or other taxes payable by iCeutica on such Third Party Payments, such that iCeutica shall not be out-of-pocket after the remittance to the applicable licensor.

(i)	Reimbursement of Out-of-Pocket Development and Testing Expenses. Iroko will reimburse iCeutica Inc.’s reasonable out-of-pocket expenses paid directly by iCeutica Inc. or paid by iCeutica on iCeutica Inc.’s behalf, including consumables, incurred in the development and testing of Licensed Products in addition to work specified in Exhibit B or in subparagraphs (4)(c)(i) to (4)(c)(iv). Expenses incurred in excess of Two Thousand Dollars ($2,000) per month shall require Iroko’s prior written consent.

(j)	Billing for Product Development Services.

(i)	Research and development services of iCeutica Inc. and iCeutica, other than the services specified in Exhibit B or in subparagraphs (4)(c)(i) to (4)(c)(iv), will be billed at Two Hundred and Seventy-Five Dollars ($275) per hour for scientists and engineers and One Hundred and Twenty Dollars ($120) per hour for technicians.

(ii)	The hourly rates of subparagraph (5)(j)(i) may be increased annually after December 31, 2013, by an amount equal to the increase in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index (All Items) (“CPI”) for the year compared to the CPI for the prior year.

(k)	Payment Terms.

(i)	Notwithstanding paragraph (5)(d), the obligation to pay royalties based solely on claims of patent applications will cease for each application that is pending for over four (4) years and resume when the application has issued as a patent.

(ii)	Amounts due under paragraphs (5)(d), (5)(e), (5)(f), (5)(g) and (5)(h) are payable quarterly, within sixty (60) days after each calendar quarter.

(iii)	Amounts due under paragraphs (5)(i) and (5)(j) are payable monthly, within thirty (30) days after receipt of bill. Each bill will include reasonably detailed time and service descriptions and copies of invoices for out-of-pocket expenses. Bills may be submitted by fax or e-mail.

(iv)	All payments shall be transmitted to iCeutica Inc. or iCeutica, as appropriate, by wire transfer of immediately available funds to a bank account or accounts specified in writing by iCeutica.

(v)

If any amount due to iCeutica Inc. or iCeutica is collected in a currency other than Dollars, the amount shall be converted into Dollars at the applicable exchange rate published in The Wall Street Journal, Eastern edition, on the last business day of the calendar quarter in which the collection was made.

(l)	Tax Withholding. If Iroko is required by the laws of any country to withhold any tax with respect to any payment to iCeutica Inc. or iCeutica, as appropriate, the tax will be deducted and paid to the taxing authority. Iroko will notify and promptly furnish iCeutica Inc. or iCeutica, as appropriate, with original receipts of any tax certificate or other available documentation evidencing the tax withheld. Iroko will use commercially reasonable efforts to minimize any withholding.

(6)	Reports and Records.

(a)	Royalty Reports. Each royalty payment under paragraphs (5)(d), (5)(e), (5)(f), (5)(g), (5)(h) shall be accompanied by a detailed royalty report, specifying the computation of royalties payable and certified to be correct by the Chief Financial Officer of Iroko.

(b)	Books and Records. Iroko shall keep accurate books of account adequate to show amounts payable under this Agreement and the performance of the Iroko’s other obligations hereunder for three (3) years after each applicable year.

(c)	Sublicenses. Iroko shall provide iCeutica Inc. with a copy of each Sublicense promptly after its execution. The Sublicense shall be deemed Confidential Information.

(d)	Audit Request. Iroko shall permit an independent, certified public accountant appointed and paid by iCeutica Inc. and reasonably acceptable to Iroko to examine and make copies of applicable records and other documents of Iroko and its Sublicensees no more often than once per calendar year during regular business hours and upon two (2) weeks’ notice for the purpose of verifying amounts and reports due from, and obligations to be performed by, each of them. The results of each examination shall be made available to iCeutica Inc. and Iroko, and shall be considered Confidential Information. Should the audit discover an underpayment equal to the greater of five percent (5%) or Twenty Five Thousand Dollars ($25,000), Iroko shall pay the cost of the audit.

(e)	Late Charge. All overdue payments will be paid promptly with a late charge of two percent (2%) per annum above the prime rate of J.P. Morgan Chase Manhattan Bank, N.A., as reported in The Wall Street Journal, Eastern edition, on the last business day of the calendar quarter in which each payment was to be made. Interest shall be calculated from the last day on which the payment was payable. Any portion of such payments that are being contested in good faith shall not be considered overdue.

(7)	Intellectual Property of Iroko.

(a)	Prosecution and Maintenance of Patent Rights. iCeutica shall file, prosecute and maintain Patent Rights and pay all fees and expenses therefor. Iroko will reimburse iCeutica for the reasonable costs of preparing, prosecuting and maintaining NSAID-specific patent applications and patents in countries other than the United States. If iCeutica intends to abandon any U.S. patent application or patent of Patent Rights in a manner which will result in a forfeiture of rights, it shall notify Iroko and, if requested by Iroko and for so long as Iroko pays one-half ( 1/2) of the applicable fees and expenses, iCeutica will continue to prosecute and maintain the applicable Patent Rights.

(b)	Records of Inventions. Iroko shall maintain adequate and current records, in electronic or paper form, of its development of Inventions and disclose promptly to iCeutica all Inventions and related records which relate to the iCeutica Technology, Third Party IP or Licensed Products.

(c)	Grant-Back to iCeutica. Iroko assigns to iCeutica its entire right, title and interest in all IP in Inventions which (i) relate to the iCeutica Technology or Third Party IP and (ii) are made, solely or with others, by Iroko employees and/or consultants. iCeutica grants to Iroko a royalty-free, non-exclusive, perpetual, irrevocable worldwide license with respect to IP described in the previous sentence, including the right to grant non-exclusive Sublicenses, to utilize that IP to develop, manufacture, use and sell Licensed Products.

(d)	Cooperation as to IP. Iroko shall, at iCeutica’s expense and as requested, assist and cause its employees and consultants to assist iCeutica to prepare, prosecute, procure and assert patents of Patent Rights, including the following;

(i)	execute and deliver all documents necessary or desirable to apply for and obtain patents on applicable Inventions of Iroko’s employees and consultants;

(ii)	execute and deliver all documents necessary or desirable to vest iCeutica with full title to such patents, when required by this Agreement; and

(iii)	assist iCeutica in lawsuits for the enforcement of such patents, subject only to (A) reimbursement of its reasonable out-of-pocket expenses; and (B) compensation for employees’ and consultants’ time at a reasonable hourly rate.

(e)	Publications. Iroko will provide iCeutica with a copy of each publication relating to iCeutica Technology at least forty five (45) days before the publication date, to provide an opportunity for iCeutica to file patent applications before the publication date. Iroko will also delete from the proposed publications any Confidential Information, as reasonably requested by iCeutica.

(f)

Data, Reports and SOP’s etc. Iroko will provide iCeutica upon request with a copy of any data, report, standard operating procedure, validation procedure, IND submission, animal or clinical trial report or other information (“Information”) relating to any Initial Selected Compounds or Indocin/Indocid which is developed utilizing the iCeutica Technology. iCeutica shall be entitled to use such

Information and shall have a license to such Information for its own regulatory, marketing or other related purposes.

(g)	Joint Inventions. This Agreement constitutes, in part, a ‘‘joint research agreement” between iCeutica and Iroko, as defined in the CREATE Act, 35 U.S.C. § 103(c), under which iCeutica will carry out some of its obligations pursuant to paragraph (4). Intellectual Property developed in or relating to the Selected Compounds or the iCeutica Technology and any other technologies that are within the scope of the Patent Rights will be deemed made as a result of activities undertaken within the scope of the joint research agreement and subject to the CREATE Act.

(8)	Infringement.

(a)	Notices. Each Party shall inform the other promptly of any third party infringement of Patent Rights or Third Party IP or misappropriation of Confidential Information of which it has knowledge.

(b)	Enforcement. If and to the extent that any iCeutica IP is infringed or misappropriated by any third party products which compete with any Licensed Products:

(i)	iCeutica shall have the right, but not the obligation, at iCeutica’s expense, to bring suit for infringement or misappropriation, as applicable, of the iCeutica IP and may join Iroko as a co-plaintiff, subject to reimbursement of reasonable fees and expenses for counsel; and

(ii)	Iroko shall have the right (but not the obligation), exercised within sixty (60) days after notice prior to filing of the complaint, to share equally with iCeutica the legal fees and expenses of the suit; or

(iii)	If iCeutica does not initiate a suit for infringement or misappropriation of iCeutica IP, as applicable, within four (4) months after notice from Iroko (the notice shall include detailed claim charts or evidence of misappropriation and competitive information demonstrating a substantial adverse competitive impact of the infringement or misappropriation on sales of Licensed Products), Iroko shall have the right to initiate the suit at Iroko’s expense, and may join iCeutica as a co-plaintiff.

(c)	Iroko Cooperation. In connection with any litigation involving iCeutica IP and NSAIDs, Iroko shall use reasonable diligence to make its then-present and former employees and consultants available to iCeutica, subject to reasonable notice and payment of reasonable fees for their time and reimbursement of out-of-pocket expenses.

(d)

Declaratory Judgment Suits. If a declaratory judgment suit is brought against Iroko, alleging invalidity, unenforceability, or non-infringement of any patents of the iCeutica IP, Iroko shall provide prompt notice thereof to iCeutica; and

iCeutica, shall have the right, but not the obligation, within thirty (30) days after notice, to assume the defense of the suit at iCeutica’s expense.

(e)	Recoveries. Any amounts received as awards in or license or settlement agreements entered into pursuant to any claim or suit under paragraph (8)(b) and allocable to Licensed Products shall be distributed as follows:

(i)	First, to reimburse the Parties, pro rata, for their out-of-pocket legal fees and expenses incurred in connection with the claim or suit; and

(ii)	The balance shall be paid:

(1) Fifty-fifty (50-50) if the Parties shared equally the costs of the suit; and otherwise

(2) Ninety percent (90%) to the Party paying for the suit and ten percent (10%) to the other.

Payments shall be made within thirty (30) days after funds are received and shall be accompanied by a report detailing the computation of the payments.

(9)	iCeutica Representations and Warranties; Changed Circumstances. Except as provided in the Meloxicam License, iCeutica and iCeutica Inc. each represents and warrants to Iroko that:

(a)	Right and Power. It has the right and power to enter into and perform this Agreement in accordance with its terms, and is not now and will not become party to an agreement in derogation of iCeutica’s obligations to Iroko in this Agreement.

(b)	Ownership. iCeutica owns all right, title and interest in and to the iCeutica IP, free and clear of liens, security interests, charges and other encumbrances. No Patent Right has been abandoned.

(c)	No Other License. With the exception of the Spree License, iCeutica has not granted any other license or covenant not to sue under iCeutica IP.

(d)	No Infringements. To the best of its knowledge, with no investigation having been made or required to be made, Iroko’s practice of the iCeutica IP will not infringe any patent or other right of any third party. The Parties’ counsel have discussed this warranty and Iroko is comfortable with the result of the discussions.

(e)	Validity. To the best of its knowledge, with no investigation having been made or required to be made, the Patent Rights are valid and enforceable and nothing has been done, omitted, or permitted whereby any of the Patent Rights might cease to be valid and enforceable. iCeutica has taken all measures reasonably necessary or desirable to protect the iCeutica IP and all patent maintenance fees have been duly paid.

(f)	Third Person Payments. No statutory or other amount is or will be owed to any other person in connection with any iCeutica IP, except as may be payable as to Third Party IP adopted by Iroko or its Affiliates or Sublicensees.

(g)	No Claims. No claim has been asserted or threatened by any third party alleging that (i) any of the Patent Rights is invalid or unenforceable, or (ii) the development, manufacture, use or sale of Licensed Products infringes the rights of any third person and iCeutica is not aware of any reason why such claims should be asserted or threatened by any third party.

(h)	No Other Warranties. Except as set forth in paragraphs (9)(a) to (9)(g), iCeutica makes no other representations or warranties whatsoever, and there is no warranty of merchantability or fitness for a particular purpose. The warranties of paragraphs (9)(d), (9)(e) and (9)(g) are made as of the Effective Date and not continuing.

(i)	Changed Circumstances. iCeutica shall notify Iroko promptly of any changed circumstances with respect to paragraphs (9)(a), (9)(b), (9)(c), and (9)(f).

(10)	Iroko Representations and Warranties. Iroko represents and warrants to iCeutica that:

(a)	Right and Power. It has the right and power to enter into and perform this Agreement in accordance with its terms.

(b)	Ownership. Iroko owns all right, title and interest in and to the Indocin®/Indocid® brand names as well as all related Intellectual Property, free and clear of liens, security interests, charges and other encumbrances.

(c)	No Infringements. To the best of Iroko’s knowledge, with no investigation having been made or required to be made, Iroko’s practice of the Indocin®/Indocid® Intellectual Property will not infringe any patent or other right of any third party.

(d)	Agreements with Inventors. Iroko has, and will maintain during the term of this Agreement, contracts with all of its employees and consultants requiring them, during and after their employment or other engagement by Iroko and during and after the term of this Agreement, to cooperate fully, if requested, in all prosecution or litigation of iCeutica IP acquired from Iroko or relating to NSAIDs, subject only to payment of reasonable fees for their time and reimbursement of out-of-pocket expenses.

(11)	Indemnification; Insurance.

(a)

Iroko Indemnity. Iroko shall indemnify, defend, and hold harmless iCeutica and iCeutica Inc. and each of their Affiliates, officers, directors, employees, agents, successors, and assigns (the “iCeutica Indemnitees”) against any claim, demand, liability or expense (including reasonable attorneys’ fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this provision) incurred by or imposed upon any of the iCeutica Indemnitees in connection with any third party claims, suits, or judgments arising out of any theory of liability (including tort, warranty, or strict liability suits or claims and whether or not such suit or claim has a factual basis) concerning any Licensed Product (collectively, “Claims”), except to the extent that the damages claimed were caused by iCeutica Indemnitees.

(b)	iCeutica Indemnity. iCeutica shall indemnify, defend, and hold harmless Iroko and its Affiliates, officers, directors, employees, agents, successors, and assigns (the “Iroko Indemnitees”), against any claim, demand, liability or expense (including reasonable attorneys’ fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this provision) incurred by or imposed upon any of the Iroko Indemnitees in connection with any third party claims, suits, or judgments arising out of any theory of liability (including tort, warranty, or strict liability suits or claims and whether or not such suit or claim has a factual basis) with respect to any breach of any representation or warranty set forth in paragraph (9).

(c)	Procedure. The iCeutica Indemnitees or the Iroko Indemnitees, as applicable, shall provide the indemnitor with prompt written notice of each Claim for which indemnification is sought. The indemnitor, at its expense, shall defend any such Claim. The Indemnitees shall cooperate fully in such defense and permit the indemnitor to conduct and control the defense and the disposition of the Claim (including all decisions relative to appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the Indemnitee’s expense. The indemnitor shall keep the other Party informed of the progress in the defense and disposition of any Claim and shall consult with the other Party with regard to any proposed settlement. The indemnitor shall obtain the written consent, which shall not unreasonably be withheld, of the other Party to any settlement which would adversely affect the other party.

(d)	Insurance.

(i)	Iroko and each Sublicensee shall maintain in full force and effect at all times from the Product Launch for the term of this Agreement and four (4) years thereafter with a reputable commercial insurance carrier, commercial general liability insurance of a type as may be necessary to protect their interests and fulfill its obligations under this Agreement, including without limitation contractual liability insurance, covering the marketing, sale, distribution, use and performance of products sold by Iroko containing the Licensed Compounds in an amount of at least Ten Million Dollars ($10,000,000) per occurrence and Twenty Million Dollars ($20,000,000) in the aggregate.

(ii)

The insurance of subparagraph (11)(d)(i): (A) shall be issued by an insurer licensed to practice in Pennsylvania and otherwise in the countries in which Iroko undertakes activities in connection with the exercise of its rights, or an insurer pre-approved by iCeutica, such approval not to be unreasonably withheld; (B) shall be endorsed to include product liability coverage; and (C) shall require thirty (30) days’ written notice to iCeutica before any cancellation or material change.

(iii)	Iroko shall, upon request, provide iCeutica with a copy of the Certificate of Insurance and the underlying policy(ies) evidencing compliance with this paragraph (11)(d).

(12)	Confidential Information. During the term of this Agreement and for three (3) years thereafter, each Receiver will:

(a)	use commercially reasonable efforts, but no less than the protection given to its own confidential information, to maintain in confidence all Confidential Information, including without limitation the financial terms of this Agreement; and

(b)	disclose Confidential Information only:

i)	to the Receiver’s employees, consultants and legal, financial and business advisors who reasonably need to know such information for the Receiver to perform its obligations or otherwise conduct its activities hereunder; or

ii)	as required by court order, statute, governmental regulation or securities exchange rule, upon at least five (5) days prior notice to the Discloser.

(13)	Termination.

(a)	Duration of this Agreement. Unless terminated pursuant to paragraph (13)(b) or (13)(c), the term of this Agreement shall continue on a country-by-country basis until expiration of the last-to-expire of the Patent Rights in that country and, if there is no granted iCeutica patent in any country, for twenty (20) years from the Product Launch date for that country.

(b)	Termination by iCeutica. iCeutica may terminate this Agreement if Iroko breaches any material provision (other than the payment obligations contained in paragraph (5), for which iCeutica’s sole remedy shall be the pursuit of monetary damages) of this Agreement and has not cured the breach within ninety (90) days after notice from iCeutica specifying the nature of the breach in reasonable detail; provided, however, that a breach of a Sublicense by a Sublicensee shall not be deemed to be a breach of this Agreement.

(c)	Termination by Iroko. Iroko may terminate this Agreement if iCeutica breaches any material provision of this Agreement and has not cured the breach within ninety (90) days after notice from Iroko specifying the nature of the breach in reasonable detail.

(d)	Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by iCeutica to Iroko are, for all purposes of paragraph 365(n) of Title 11 of the

United States Code (“Title 11”) or other relevant bankruptcy or insolvency law (collectively, “Law”), licenses of rights to “intellectual property,” as defined in Title 11 or such other Law.

(e)	Effects of Termination.

(i)	Nothing herein will release any Party from any obligation that matured prior to the effective date of any termination of this Agreement. Subject to the foregoing, paragraphs (6), (7), (8) (as to litigation then in process), (10)(b), (11), (13)(d), (15) and (16) will survive termination of this Agreement.

(ii)	Iroko may, after termination, sell all Licensed Products then in inventory or work-in-process.

(iii)	All Sublicenses shall remain in full force and effect after termination of this Agreement for any reason; and the Sublicensee shall pay directly to iCeutica all post-termination payments that Iroko would otherwise have been obligated to make hereunder.

(f)	Return of Information. Upon termination of this Agreement, each Receiver will return all applicable Confidential Information supplied to Receiver, except that Receiver’s counsel may keep one archival copy.

(14)	General Compliance with Laws.

(a)	Compliance with Laws. iCeutica shall comply with all local, state, federal, and international laws and regulations relating to its performance under this Agreement, including but not limited to the development, manufacture, use, and sale of any Licensed Product, including export control laws. Without limiting the generality of this paragraph, Iroko shall be responsible for the preparation and submission of all applications relating to any required regulatory approval of any Licensed Product, whether by the FDA or other regulatory body.

(b)	Marking. Iroko shall mark the packaging and/or product inserts for all Licensed Products with the number of each applicable patent of the Patent Rights. Iroko shall provide iCeutica with written notice of compliance with this paragraph by December 31 of each year.

(15)	Governing Laws; Venue; Severability.

(a)	Delaware Law. This validity and interpretation of this Agreement shall be governed by Delaware law, without regard to conflicts of laws principles.

(b)	Consent to Service. Each Party consents to service of process by prepaid next-business-day delivery service at its last known address identified by proper notice.

(c)	Severability. If any provision of this Agreement is held invalid, unenforceable, void or unconscionable, that provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement and such provision shall remain in full force and effect.

(16)	Miscellaneous.

(a)	Negotiation of Disputes. If any dispute arises under or related to this Agreement, senior executives of the parties, with decision-making authority, will meet in Philadelphia, PA within ten (10) days after notice and enter into good faith negotiations, for a period not to exceed twenty (20) days, aimed at resolving the dispute.

(b)	Notices. Any notices or other communications required or permitted by this Agreement shall be in writing and delivered (i) personally, (ii) via electronic mail, or (iii) sent by prepaid express courier service, signature requested. Notices shall be effective upon receipt. Notices shall be sent to the addresses of the Parties specified on the first page of this Agreement or such other address as given by proper notice.

(c)	Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to its subject matter, and supersedes all previous agreements and understandings, written or oral, express or implied. This Agreement may only be amended by a writing signed by the Parties.

(d)	Successors and Assigns. This Agreement is binding upon the Parties and their successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other, except that:

(i)	iCeutica may assign its rights to receive payments hereunder and may pledge its IP, subject to the rights granted to Iroko in this Agreement;

(ii)	Iroko may assign its rights and obligations hereunder to an Affiliate, with written notice thereof to iCeutica Inc.; provided, however, that in the event of an assignment under this paragraph 16(d)(ii), notices shall be delivered pursuant to paragraph 16(b) hereof and the assignee and the assignor shall be jointly and severally liable for all of Iroko’s obligations under this Agreement;

(iii)	Iroko may assign all or a portion of its rights to one or more particular NSAID(s) as to which the Option has been exercised to an acquirer of all or substantially all of Iroko’s assets and IP relating to the particular NSAID(s), in which event the successor and iCeutica shall enter into an agreement as to the particular NSAID(s), substantially the same as this Agreement, mutatis mutandis; and

(iv)

Iroko or iCeutica may assign all of its rights to a successor by (A) merger, (B) acquisition of all or substantially all of the shares, members’ interests or other indicia of ownership of a Party, (C) as to Iroko, purchase of all or substantially all of Iroko’s assets relating to NSAIDs or (D) as to iCeutica, purchase of all or substantially all of iCeutica’s assets relating to iCeutica Technology.

(e)	Counterparts. This Agreement may be signed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signed signature pages may be exchanges by fax or e-mail and shall complete this Agreement, and shall be followed by the exchange of paper copies of the signed documents.

(f)	Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(g)	Acknowledgment. The Parties acknowledge and agree that the provisions of this Agreement are intended to be read in conjunction with the provisions in the Meloxicam License and Option Agreement; provided, however, that, in the event of a conflict with respect to the Licensed Products, the provisions of this Agreement should be read as controlling.

[Signature page follows]

In witness whereof, the Parties have executed this Agreement by their duly authorized representatives.

iCeutica Inc.

iCeutica Pty Ltd.

By	/s/ Matt Callahan
Matt Callahan, their CEO

Iroko Pharmaceuticals, LLC

By
Fred Krieger, its Chief Financial Officer

AMENDED AND RESTATED LICENSE AND OPTION AGREEMENT

In witness whereof, the Parties have executed this Agreement by their duly authorized representatives.

iCeutica Inc.
iCeutica Pty Ltd.

By
Matt Callahan, their CEO

Iroko Pharmaceuticals, LLC

By	/s/ Fred Krieger
Fred Krieger, its Chief Financial Officer

AMENDED AND RESTATED LICENSE AND OPTION AGREEMENT